Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is made this 4th day of April, 2011 (the “Effective Date”) by and between SUN RIVER ENERGY, INC., a Colorado corporation (the “Company”), with its principal place of business at 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225 and MBN CONSULTING, LLC, a Florida limited liability company (“Consultant”), with its principal offices at 7865 Amethyst Lake Pt., Lake Worth, Florida 33467.

Whereas the Company is exploring methods to monetize its Colfax County, New Mexico hard rock mineral properties (the “Business”) and is desirous of obtaining from the Consultant financial services on the basis hereinafter provided;

And Whereas the Consultant is qualified in the financial services and mining industry to obtain the data and is prepared to provide the services specified herein to theCompany;

Witnesseth that in consideration of the covenants, agreements and warranties herein set forth and for other good and valuable consideration, the parties hereto respectively covenant and agree as follows:

1.                      Services to be provided by the Consultant.

(a)
The Consultant will provide financial services (the “Services”) to the Company upon the various terms and conditions hereinafter set forth and as may be directed from time to time by (i) the Chief Operating Officer (the “COO”); and/or (ii) the Chief Executive Officer (the “CEO”) of the Company, and in connection therewith the Consultant agrees to report directly to the COO and/or the CEO

(b)	The Consultant agrees to provide the Services primarily for the Company’s Colfax County, New Mexico property.

2.                      Term.  The term of this Agreement is one (1) year and shall commence on April 4, 2011 (“Effective Date”) and end on April 4, 2012 (“Expiration Date”) unless terminated earlier in accordance with paragraph 4 below.  However, the term of this Agreement, as it relates to Section 5 regarding Confidential Information, shall be for a period of three (3) years from the Effective Date of this Agreement.

3.                      Compensation. The Consultant shall be compensated for its services under this Agreement on the following basis:

(a)           The Consultant shall be paid a consulting fee of One Hundred Thousand Dollars ($100,000.00)      (the “Fee”) payable upon execution of this Agreement.
(b)           Upon commencement of the Services, and within 2 weeks of execution of this Agreement, the Company shall issue to the Consultant a warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $5.00 .  The warrant referred to in this subparagraph shall have a term of thirty six months (36 months).With respect to the warrant referred to in subparagraph (b) herein, among other thingsthe warrant will be subject to any statutory hold period imposed by the applicable securities regulatory authorities; and

(d)           The Consultant shall be reimbursed for reasonable travel expenses incurred in performing its obligations under this Agreement which shall be supported by written invoices, expense reports, vouchers or other evidences of payment.  All expenses must first be approved by the Company

4.                      Termination. The Term of this Agreement shall commence on the Effective Date as set forth above and on end on the first anniversary of the Effective Date (the “Expiration Date”).  Either party may terminate this Agreement in the event that the other party fails to perform any of its material obligations under this Agreement, or defaults in any of its material obligations under this Agreement, and such failure or default continues uncured for a period of thirty (30) days following written notice from the non-defaulting party.

5.                      Confidential Information.

(a)           In connection with the performance of the Advisory Services contemplated by this Agreement, the Company may provide the Consultant with access to Confidential Information (as hereinafter defined) of the Company.  Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which the Company states to be confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known toConsultant.

(b)           Consultant acknowledges and understands that (i) Confidential Information provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a competitor), (ii) the Company has a continuing interest in maintaining the confidentiality of Confidential Information and (iii) the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information.  Moreover, Consultant acknowledges that customers of the Company entrust the Company with responsibility for acquiring knowledge relating to aspects of their customers’ businesses, with the expectation that the Company will hold all such knowledge, including in some cases the fact that they are doing business with the Company, and the specific transactions in which they are engaged, in the strictest confidence (the “Customer Confidences”).

(c)           For purposes hereof, “Confidential Information” includes, but is not limited to information pertaining to business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, Customer Confidences, employees, products, trade secrets, specifications, designs, plans, drawings, software, data, prototypes, processes, methods, research, development or other information relating to the business activities and operations of the Company, including, but not limited to, information (whether geological, geophysical, economic, or financial and whether in the form of maps, charts, logs, seismographs, interpretations, calculations, summaries, opinions or other written or charted means) which is related, directly or indirectly, to any oil and gas or mineral interests or prospective interests located in the County of Colfax, New Mexico, the County of Tom Green, Texas or in East Texas (the “Geographical Areas”) or to the exploration potential of the Geographical Areas, and which are now or hereafter disclosed by or on behalf of the Company to Consultant.  .

(d)           Consultant agrees to keep Confidential Information confidential and, except as authorized by the Company, in writing, Consultant shall not, directly or indirectly, use Confidential Information for any reason except to perform its obligations under this Agreement.  No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information toConsultant.  Consultant also agrees not to purchase or acquire in any manner, directly or indirectly, any oil or gas ownership, leasehold, royalty or other interest within the Geographical Areas unless otherwise agreed to in writing by the Company.

(e)           Consultant shall restrict disclosure of Confidential Information to its own employees with a “need to know” (i.e., employees that require the Confidential Information to perform their responsibilities in connection with this Agreement) and not disclose it to any other person or entity without the prior written consent of the Company.  Consultant shall use Confidential Information only for purposes of performing under this Agreement, and shall advise those employees who access the Confidential Information of their obligations with respect thereto.  Further, Consultant shall copy Confidential Information only as necessary, and ensure that all confidentiality notices are reproduced in full on such copies.

(f)           The restrictions in subsection (d) of this Section shall not apply to any Confidential Information if Consultant can demonstrate that the Confidential Information: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously known by Consultant without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (v) is approved for release by written authorization of the Company; (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vii) is disclosed in response to a valid order of a court or lawful request of a governmental agency, but only to the extent of and for the purposes of such order or request, provided that Consultant notifies the Company of the order or request ten days prior to disclosure and permits the Company to seek an appropriate protective order.

6.           Remedies for Breach by Consultant.   Consultant agrees that if this Agreement is breached by Consultant the remedy at law may be inadequate and therefore an injunction, specific performance or other forms of equitable relief or money damages or any combination thereof shall be available.  To this extent, Consultant agrees any injunctive relief sought by the Company will be available without notice or hearing with no bond being required in either a state or federal district court located in Dallas County, Texas or in the county and/or state of the Prospect with venue solely at the discretion of the Company. (In the event a bond is required, Consultant agrees such bond will not exceed $1,000.)  In addition, Consultant expressly waives any defense of limitations.  All rights, powers and remedies provided for herein are cumulative, and not exclusive, of any and all rights, powers and remedies at law or in equity as may now or hereafter exist.  The Company shall be entitled to recover the cost and expenses incurred in enforcing this Agreement including any attorney’s fees.

7.                      Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Texas and shall be governed and construed under and in accordance with the laws of the State ofTexas. Anything in this Agreement to the contrary notwithstanding, Consultant shall conduct its business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which Consultant is located.

8.                      Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

9.                      Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

10.                      Waiver.                      Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

11.                      Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

12.                      Assignment of Agreement. The rights of the Consultant hereunder are not assignable or otherwise transferable by the Consultant.

13.                      Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State ofTexas, without an application of the principles of conflicts of laws.  Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Dallas County in the State of Texas.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Dallas County, Texas, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Dallas County, Texas has been brought in an inconvenient form.

14.                      Binding Nature, No Third Party Beneficiary.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

15.                      Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures.  All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

SUN RIVER ENERGY, INC.

By:           /s/Donal R. Schmidt, Jr.
      Donal R. Schmidt, Jr., President

MBN CONSULTING, LLC

By:           /Steven Sanders
      Steven Sanders Managing Member